EXHIBIT 99.1

Innotrac Corporation Announces 2010 Second Quarter Results

ATLANTA, GA (August 16, 2010) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the second quarter and six months ended June 30, 2010.  The Company reported revenues of $18.5 million for the quarter versus $27.6 million reported in the comparable period in 2009.  For the six months ended June 30, 2010, the Company reported revenues of $37.8 million versus $56.4 million in the comparable period in 2009.  The decrease in revenue for both the three and six months ended June 30, 2010 was primarily due to the loss of two large fulfillment service contracts, combined with lower volumes from our existing customers due to general economic conditions.

The Company reported a net loss of $1.1 million, or ($0.09) per share, fully diluted, for the three months ended June 30, 2010, versus net income of $1.8 million or $0.15 per share in the comparable period of 2009.  For the six months ended June 30, 2010, the Company reported a net loss of $2.1 million, or ($0.16) per share, fully diluted, versus net income of $3.8 million or $0.30 per share in the comparable period of 2009.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a technology-based integrated fulfillment and Customer Care solutions provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2009 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Service revenue	$15,339	$24,052	$31,367	$48,708
Freight revenue	3,116	3,540	6,441	7,659
Total revenue	18,455	27,592	37,808	56,367

Cost of service revenues	6,827	10,327	14,173	20,987
Freight expense	3,069	3,488	6,360	7,545
Selling, general and
administrative expenses	8,745	10,768	17,547	21,578
Depreciation and amortization	884	1,108	1,732	2,317
Total operating expenses	19,525	25,691	39,812	52,427
Operating (loss) income	(1,070)	1,901	(2,004)	3,940
Interest expense	41	59	80	165
Total other expense	41	59	80	165
(Loss) income before income taxes	(1,111)	1,842	(2,084)	3,775
Income tax	-	-	-	-
Net (loss) income	$(1,111)	$1,842	$(2,084)	$3,775

(Loss) income per share:
Basic	$(0.09)	$0.15	$(0.16)	$0.30
Diluted	$(0.09)	$0.15	$(0.16)	$0.30

Weighted average shares
outstanding:
Basic	12,861	12,601	12,734	12,601
Diluted	12,861	12,601	12,734	12,601

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$976	$1,118
Accounts receivable (net of allowance for doubtful accounts of $146 at June 30, 2010 and $172 at December 31, 2009)	12,312	14,521
Inventory	3,835	3,093
Prepaid expenses and other	1,245	1,693
Total current assets	18,368	20,425

Property and equipment, net	12,477	13,717
Other assets, net	1,041	1,061
Total assets	$31,886	$35,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,726	$5,309
Line of credit	895	-
Accrued expenses and other	3,973	4,524
Total current liabilities	8,594	9,833

Noncurrent Liabilities:
Other non-current liabilities	1,452	1,491
Total noncurrent liabilities	1,452	1,491

Total shareholders' equity	21,840	23,879
Total liabilities and shareholders' equity	$31,886	$35,203

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	(Unaudited)
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,084)	$3,775
Adjustments to net (loss) income:
Depreciation and amortization	1,732	2,317
Provision for bad debts	(24)	39
Loss on disposal of fixed assets	9	-
Stock compensation expense-stock options	(3)	6
Stock compensation expense-restricted stock	48	37
Decrease in other long-term assets	27	12
Increase in other long-term liabilities	114	21
Changes in working capital:
Accounts receivable, gross	2,233	8,930
Inventory	(742)	741
Prepaid assets and other	477	(59)
Accounts payable, accrued expenses and other	(2,129)	(4,404)
Net cash (used in) provided by operating activities	(342)	11,415

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(506)	(674)
Net change in noncurrent assets and liabilities	(8)	(31)
Cash used in investing activities	(514)	(705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under line of credit	895	(10,055)
Capital lease (payments) funding	(119)	130
Loan fees paid	(62)	(151)
Cash provided by (used in) financing activities	714	(10,076)

Net (decrease) increase in cash	(142)	634
Cash, beginning of period	1,118	1,056
Cash, end of period	$976	$1,690